                           SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Check the appropriate box:

/ / Preliminary Information Statement

/ / Confidential, for use of the Commission only (as permitted by Rule
    14c-5(d)(2))

/X/ Definitive Information Statement

                       INTEGRA LIFESCIENCES CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                  [LOGO OF INTEGRA LIFESCIENCES CORPORATION]

                               February 24, 1998


Dear Stockholder:


     Integra LifeSciences was founded with a well thought out strategy and business vision. Many times, rapidly developing companies fail to recognize the importance of transferring from the original visionary and entrepreneurial stage to professional and sound management growth. Integra knows that these phases are a natural progression toward success and an implementation of its vision.



     As Chairman and Founder of Integra LifeSciences, I had developed an organized strategy for rapid, substantive growth through technology consolidations and business alliances in the changing medical technology industry. Over the past year, I have discussed the Company's business vision and long-term strategic direction with the Board of Directors individually and as a whole. Through these discussions, we concluded that Integra had a solid operating discipline and a good management team in place. We also concluded that we should implement the next successful phase required, by positioning at the top of its executive team someone with demonstrated leadership skills in the medical technology industry. We decidedly turned our attention to completing the executive management team culminating, upon my recommendation and with my full enthusiasm, in the hiring of Stuart M. Essig as President and Chief Executive Officer.



     In connection with his hiring, the Board of Directors of the Company has, subject to the approval of the Company's stockholders, taken action to (i) amend the Company's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan to increase the maximum number of options that may be issued to an individual over any one-year period from 300,000 to 1,000,000, (ii) grant to Mr. Essig options under the Plan to purchase 1,000,000 shares of Common Stock of the Company and
(iii) grant to Mr. Essig restricted units pursuant to which he is to acquire an additional 2,000,000 shares of Common Stock of the Company. The terms and circumstance of these actions are discussed in detail in the attached Information Statement.


     Stockholders holding an aggregate of approximately 62% of the Company's outstanding shares of common stock have consented in writing to the actions by the Board of Directors described above. We have sent you the attached Information Statement to inform you of the terms and circumstances of the hiring of Mr. Essig and to describe the actions approved by written consent of a majority of the Company's stockholders.

     We hope you share our excitement with the implementation of our plan to achieve our vision of substantive growth.

                                       Very truly yours,

                                       /s/ Richard E. Caruso, Ph.D.

                                       Richard E. Caruso, Ph.D.
                                       Chairman

                  [LOGO OF INTEGRA LIFESCIENCES CORPORATION]

                               February 24, 1998


Dear Shareholder:

     I recently accepted the appointment as President and Chief Executive Officer of Integra LifeSciences Corporation.


     You may be aware from recent news stories on Integra that I have nearly 10 years experience at Goldman, Sachs & Co., an investment banking firm, most recently as the Managing Director responsible for the medical technology practice. I had a successful and rewarding career at Goldman Sachs. Having worked in depth with hundreds of companies, I know what is necessary for success, and I have seen what causes failure. Based on my experience in investment banking, Integra has all the characteristics for substantive growth. I am excited to bring my expertise and contacts to Integra LifeSciences to complete the goals set forth by our Chairman and Founder, Richard E. Caruso. Integra LifeSciences is ready for its next phase of development.



     Integra is a rapidly growing company in the medical technology industry, focused on four key areas: skin, neurological surgery, orthopedic surgery, and specialty medical products. We develop and manufacture medical products that control cell behavior within a patient's body. By now you are familiar with INTEGRA(Trademark) Artificial Skin, the Company's first product that received an approval from the FDA for treating patients with severe burns. In addition, we are developing neurosurgical medical products, such as the peripheral nerve conduit and a product that regenerates the thin membrane which surrounds the brain, called the Dura Mater. Thirdly, we are developing products that will address markets such as bone regeneration and cartilage for injured joints.


     In 1995, under Dr. Caruso's guidance, Integra acquired a valuable asset:
Telios Pharmaceuticals in San Diego, California. It is from Telios that we maintain a strong patent portfolio of biomaterials that have been shown to have potential utility in a number of important medical therapies, such as thrombosis, cancer treatment, immune system regulation, inflammation, control of angiogenesis, and tissue regeneration. It is my plan to use Telios' methodologies to enhance and accelerate development and commercialization of our medical products.


     Over the coming year, I expect to unveil my strategy for substantive growth, focusing on a number of significant business and product acquisitions and meaningful business alliances. We have a strong management team led by our Chief Operating Officer, George W. McKinney. I believe Integra has a healthy dose of entrepreneurship, leadership and operating disciplines. At Goldman Sachs, I specialized in mergers and acquisitions, and my expertise in this area allows me to continue driving the acquisitions and alliances that will enhance our Company's probability of success in bringing our products and pipeline to market.



     I am eager to provide Integra with new leadership as its Chief Executive Officer and to work with Dr. Caruso and Dr. McKinney. In the past several weeks, I have built on my relationships with the financial community to deepen our exposure to institutional investors, bankers and research analysts. This is an exciting time for Integra, and there are a number of significant opportunities ahead of us.


     I welcome your comments and I hope you will continue to feel free to contact me as well as our Investor Relations Department for any additional information you would like.

                                       Very truly yours,

                                       /s/ Stuart M. Essig

                                       Stuart M. Essig
                                       President and CEO

                        INTEGRA LIFESCIENCES CORPORATION
                                105 MORGAN LANE
                          PLAINSBORO, NEW JERSEY 08536

                             INFORMATION STATEMENT



     This information statement (the 'Information Statement') is being furnished on or about February 24, 1998 to the holders of the common stock, par value $.01 per share (the 'Common Stock'), of Integra LifeSciences Corporation (the 'Company') to advise them of the terms pursuant to which Stuart M. Essig ('Executive') has been elected the President and Chief Executive Officer of the Company and the approval by written consent (the 'Consent') by the holders of 18,428,836 shares, or approximately 61.6%, of the Company's issued and outstanding Common Stock (the 'Consenting Stockholders') of (i) an amendment to the Company's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan (the 'Plan') increasing the maximum number of options that may be issued to an individual over any one-year period from 300,000 to 1,000,000 (the 'Plan Amendment'), (ii) the grant to Executive of an option (the 'Option') under the Plan to purchase 1,000,000 shares of Common Stock and (iii) the grant to Executive of restricted units ('Restricted Units') pursuant to which he is to acquire an additional 2,000,000 shares of Common Stock. These approvals were obtained pursuant to Section 228 of the Delaware General Corporation Law ('Section 228'), subject to the expiration of twenty (20) days following the mailing of this Information Statement to the Company's stockholders as required under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). No further corporate or stockholder approvals of these actions are required. Accordingly, this Information Statement is being furnished solely for the purpose of informing stockholders of these matters in compliance with the Exchange Act and subsection (d) of Section 228.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

                               TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
     Background.....................................................     2
     Executive's Background and Experience..........................     2
     Summary of Employment Agreement and Compensation for
       Executive....................................................     2
     Effect on Stockholders of the Option and the Restricted Units..     4
     Executive Compensation.........................................     5
     Principal Stockholders.........................................     8
     Summary of Plan................................................    10
     Unavailability of Dissenter's Rights under Delaware Law........    12
     Additional Information.........................................    12
     Incorporation by Reference.....................................    12

                                   BACKGROUND

     Over the course of 1997, Richard E. Caruso, Ph.D., the Company's Chairman and Founder, who was at that time also the President and Chief Executive Officer of the Company, met or spoke individually to each member of the Company's Board of Directors to consider the Company's business vision and long-term strategic direction. As a result of these discussions, subsequent discussions held among the Board members and management and the further consideration of the Board at meetings held on September 8, 1997 and December 18, 1997, the Board, with the recommendation of the Chairman, concluded that in order to implement the Company's strategy of seeking rapid substantive growth through technology consolidations and business alliances in a rapidly changing medical technology industry, the Company required industry demonstrated leadership skills at the top of its executive team. In addition, experience in negotiating corporate alliances and mergers and acquisitions would allow the Company to react quickly to changes in the medical technology industry and improve the speed and likeliness of success in bringing products to the market. This should also allow the Company to take advantage of opportunities to grow through the acquisition of technologies and products as well as through internal development.

     In mid-1997, the Chairman initiated contacts with several individuals as potential candidates to join the Company's executive team and commenced discussions, and subsequently negotiations, with Executive, then a Managing Director of Goldman, Sachs & Co., an investment banking firm.

     On December 18, 1997, at a special meeting called by the Chairman and upon his recommendation, each of the Compensation Committee, the Stock Option Committee and the Board of Directors of the Company unanimously concluded that the hiring of Executive was in the best interests of the Company and approved the contemplated employment arrangements. On December 27, 1997, the Consenting Stockholders, including Union Carbide Corporation, a Trust Partnership, established for the benefit of Dr. Caruso's family, and certain of the Company's officers and directors, executed the Consent approving the Plan Amendment and the grants of the Option and the Restricted Units, in each case on the terms described herein. As of December 27, 1997 there were outstanding 29,903,082 shares of Common Stock, each having one vote per share and representing all of the voting securities of the Company, of which 18,428,836 shares (or approximately 61.6%) were included in the Consent.

     Following these approvals, effective December 27, 1997, the Company entered into an Employment Agreement, a Stock Option Grant and Agreement and a Restricted Units Agreement with Executive. On December 30, 1997, the Company issued a press release describing these events.

                     EXECUTIVE'S BACKGROUND AND EXPERIENCE

     Prior to his appointment as President and Chief Executive Officer of the Company, Executive supervised the medical technology practice of Goldman, Sachs & Co. as a managing director. Executive has ten years of broad health care experience, including acquisitions, divestitures, strategic alliances, principal investing and capital markets. While at Goldman, Sachs & Co., Executive served as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. His experience also includes substantial financing and investing experience. He holds an MBA and Ph.D. in Financial Economics from the University of Chicago and a BA from Princeton University.

         SUMMARY OF EMPLOYMENT AGREEMENT AND COMPENSATION FOR EXECUTIVE

     Under the Employment Agreement, Executive is to serve as the President and Chief Executive Officer of the Company and report directly to the Board of Directors. As compensation for his services during the first year of the agreement, the Company will pay Executive an annual salary of $300,000. For each subsequent year that he is employed, Executive's salary will be $300,000 plus such increases, if any, as may be established by the Board. Executive is also entitled to receive a performance bonus of up to fifty percent (50%) of his base salary, based upon the satisfaction of certain performance goals pertaining principally to the trading price of the Company's common stock. Executive is also entitled to life insurance equal to the lesser of (a) a $3,000,000 four-year minimum renewable term life insurance policy, and (b) the four-year minimum renewable term life policy purchasable by the Company by paying premium payments of $5,000 per year for such policy. At the request of

Executive, the Company will disburse a loan in the amount of up to $500,000 subject to certain conditions. Executive is also entitled to participate in the Company's medical, disability, pension and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives. The Employment Agreement is for an initial term through December 31, 2001 and shall automatically extend on December 31, 2001 and on each subsequent one-year anniversary thereof for one year unless the Company or Executive provides written notice of termination at least six months prior to such anniversary.

     The Employment Agreement further provides that the Company generally will reimburse, or 'gross-up,' the Executive on an after-tax basis for any excise tax liability he may incur by reason of any 'excess parachute payments' he receives from the Company. Section 280G of the Internal Revenue Code of 1986, as amended (the 'Code') provides that if payments of compensation that are contingent on a change in control exceed three times an employee's 'base amount' (his average annual compensation during certain prior years), they will constitute 'parachute payments,' and the excess of such parachute payments over such base amount generally will constitute 'excess parachute payments.' Such excess parachute payments are nondeductible for the employer and are subject to a 20% excise tax in the hands of the employee.

     In the case of the Executive, the value of any acceleration of his Option and Restricted Units upon a change in control of the Company will constitute 'payments' for these purposes, which -- depending upon the timing of such change in control, the value of the Company's stock at that time and other relevant factors -- may be substantial enough to constitute parachute payments. In such an event, a substantial gross-up payment could be required of the Company under the Employment Agreement, and substantial compensation amounts payable by the Company to the Executive (including such gross-up payment) could be nondeductible by the Company for Federal income tax purposes.

     Under the Stock Option Grant and Agreement, the Company granted Executive options under the Plan to purchase 1,000,000 shares of the Common Stock at an exercise price of $2.9375 per share, the last reported sale price on the date immediately prior to the date of grant, and with an expiration date of December 28, 2007. The Option vests and becomes exercisable with respect to 250,000 shares on December 29, 1998 and thereafter with respect to 1/36th of the remaining shares on the first business day of each following month. In the event of (a) a change in control of the Company or (b) the termination of Executive's employment (i) by the Company without cause, (ii) by Executive for good reason or (iii) due to Executive's death, the Option vests and becomes exercisable in full immediately.

     Under the Restricted Units Agreement, the Company issued to Executive upon the commencement date a fully vested equity-based signing award bonus in the form of 2,000,000 restricted units (the 'Restricted Units'), each unit representing the right to receive one share of Common Stock. The shares of Common Stock underlying the restricted units (the 'Unit Shares') are deliverable to Executive on January 1, 2002 if Executive is employed by the Company on December 31, 2001, although Executive has the right to defer delivery of the Unit Shares for a period of up to six years. The Unit Shares may be delivered to Executive prior to January 1, 2002 in the event of (a) a change of control of the Company or (b) the termination of Executive's employment (i) by the Company without cause, (ii) by Executive for good reason, (iii) due to disability or
(iv) due to death. If, prior to December 31, 2001, (a) the Company terminates Executive's employment for cause or (b) Executive voluntarily leaves his employment with the Company (other than for good reason or due to disability), the Unit Shares are to be distributed to Executive on January 1, 2018.

     The Restricted Units Agreement provides for anti-dilution protection in the event (a) that the outstanding shares of Common Stock are increased through share dividends or split ups or decreased through combinations or similar changes, (b) of reclassifications (including reclassifications in connection with a consolidation or merger in which the Company is the continuing entity), and (c) of distributions to the holders of Common Stock of indebtedness or assets of the Company in order to preserve the relative interest in the Company represented by the Option Shares or Unit Shares immediately prior to the occurrence of such event. In addition, if the Company distributes rights or warrants to all holders of its Common Stock entitling them to purchase such shares of Common Stock at a price per share less than the then-current market price per share, the Restricted Units Agreement provides that an equivalent amount of such rights or warrants be distributed with respect to the Unit Shares. The Restricted Units Agreement provides that in the event of a spinoff by the Company to its shareholders, the holder of Option Shares and Unit Shares shall participate in such spinoff in an appropriate and equitable manner including, to the extent practicable, through ownership of (or option to acquire) an equity interest in the spinoff entity.

     The Company has agreed to file, following the request of Executive, a registration statement with the Securities and Exchange Commission (the 'Commission') to register the sale by Executive of the Option Shares and the Unit Shares pursuant to the Securities Act of 1933, as amended. Executive has not yet advised the Company as to when registration may be requested. In connection with the Restricted Units Agreement, the Company will incur a one-time non-cash compensation charge of $5,875,000 in the fourth quarter of 1997.

                         EFFECT ON STOCKHOLDERS OF THE
                        OPTION AND THE RESTRICTED UNITS

     Neither the grant of the Option nor the grant of the Restricted Units resulted in the issuance of Common Stock; however, the Option may, and the Restricted Units will, result in the issuance of Common Stock in the future. It is not possible to state the precise effect of such issuances of Common Stock. However, such effect might include (i) reduction of the amount otherwise available for the payment of dividends on each share of Common Stock, to the extent dividends are payable thereon, (ii) dilution of the voting power of the Common Stock and (iii) reduction in the book value of each share of Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information for the Company's last three fiscal years concerning the annual, long-term and other compensation of the chief executive officer of the Company and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during 1997 (collectively, the 'Named Officers'):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                        ------------------------
                                                                                 AWARDS
                                                                        ------------------------
                                                 ANNUAL COMPENSATION    RESTRICTED    SECURITIES
                                                 -------------------      STOCK       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY      BONUS       AWARDS       OPTIONS     COMPENSATION(1)
---------------------------------------  ----    --------    -------    ----------    ----------   ---------------
Stuart M. Essig (2) ...................  1997       --         --       $5,875,000     1,000,000       --
  President and Chief                    1996       --         --           --            --           --
  Executive Officer                      1995       --         --           --            --           --

George W. McKinney, III, Ph.D. (3) ....  1997    $165,807      --           --           500,000       $   844
  Executive Vice President and           1996       --         --           --            --           --
  Chief Operating Officer                1995       --         --           --            --           --

Michael D. Pierschbacher, Ph.D. (4) ...  1997    $198,000      --           --           142,750       $ 1,485
  Senior Vice President, Research        1996    $198,000      --           --            --           $41,485
  and Development                        1995    $ 74,520      --           --           170,000       --

Andre P. Decarie ......................  1997    $131,667    $10,000        --           126,057       --
  Senior Vice President, Business        1996    $130,200      --           --            --           --
  Development                            1995    $130,200      --           --            --           --

Richard E. Caruso, Ph.D. (5) ..........  1997    $165,000      --           --           127,500       $   475
  Chairman                               1996    $165,000      --           --            --           $   475
                                         1995    $ 48,125      --           --           170,000       --

------------------
(1) Consists of the Company's matching contributions to the Company's 401(k)
    Plan.

(2) Mr. Essig joined the Company in December 1997. The terms of Mr. Essig's compensation are described herein under the heading 'Summary of Employment Agreement and Compensation for Executive.'

(3) Dr. McKinney's employment with the Company commenced in May 1997.

(4) Dr. Pierschbacher's employment with the Company commenced in August 1995.

(5) In September 1995, Dr. Caruso commenced receiving an annual salary of $165,000. Dr. Caruso held the positions of President and Chief Executive Officer until the hiring of Mr. Essig in December 1997, as described herein.

     The following tables set forth certain information concerning stock options granted to and exercised by the Named Officers during the fiscal year ended December 31, 1997 and the unexercised options held by them at December 31, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                   -----------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                   NUMBER OF       % OF TOTAL                               RATES OF STOCK PRICE
                                   SECURITIES       OPTIONS                                APPRECIATION FOR OPTION
                                   UNDERLYING      GRANTED TO     EXERCISE                          TERM
                                     OPTION       EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
NAME                               GRANTED(1)    FISCAL YEAR(1)     SHARE        DATE        5% ($)      10% ($)
---------------------------------- ----------    --------------   ---------   ----------   ----------   ----------
Stuart M. Essig...................  1,000,000(2)      33.7%        $2.9375     12/26/07    $1,848,018   $4,683,608

George W. McKinney, III, Ph.D. ...    125,000          4.2         $4.0000     05/20/02    $  138,141   $  305,255
                                      175,000          5.9         $ 4.000     07/20/02    $  193,397   $  427,357
                                      200,000          6.7         $2.9375     12/26/02    $  162,315   $  358,675

Michael D. Pierschbacher, Ph.D. ..    127,750(3)       4.3         $4.0000     08/14/01    $  117,725   $  255,148
                                       15,000           *          $3.0000     05/29/02    $   12,433      427,473

Andre P. Decarie..................    111,057(3)       3.7         $4.0000     05/31/99    $   46,516   $   95,397
                                        5,000           *          $3.0000     05/29/02    $    4,144   $    9,158
                                       20,000           *          $4.0000     08/28/02    $   22,102   $   48,840

Richard E. Caruso, Ph.D. .........    127,750(3)       4.3         $4.0000     09/30/01    $  121,688   $  264,607

------------------
  * Less than 1%.

(1) The Company granted options to employees to purchase a total of 2,968,667 shares of Common Stock during 1997. Except as described in notes 2 and 3, such options were granted at a price at or above fair market value, are nontransferable and vest ratably over periods between 2 and 4 years commencing with the date of grant.

(2) The terms of Mr. Essig's stock option are described herein under the heading 'Summary of Employment Agreement and Compensation for Executive.'

(3) Issued pursuant to an option exchange program under which employees with options having an exercise price in excess of $4.00 per share under the Company's stock option plans could elect to exchange such options for new stock options with an exercise price of $4.00. Under the exchange program,
    (i) the number of replacement options issued in exchange for the original options was determined by the utilization of a formula based on the percentage decrease in exercise price from the original grant (not to exceed 25% of the original options and excluding the first 1,000 options), (ii) the replacement options expiration dates were adjusted to one year later than the original options expiration dates, and (iii) the vesting terms of the replacement options were adjusted to proportionately reflect the decrease in options, when applicable.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                        OPTIONS               IN-THE-MONEY OPTIONS AT
                                     SHARES                       AT FISCAL YEAR END            FISCAL YEAR END(2)
                                   ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                                EXERCISE    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------- -----------  -----------   -----------   -------------   -----------   -------------
Stuart M. Essig...................        --            --           --       1,000,000            --       $1,500,000
George W. McKinney, III, Ph.D. ...    36,500      $105,494       42,000         458,000       $18,375       $  412,875
Michael D. Pierschbacher, Ph.D. ..        --            --       76,696          66,054       $35,655       $   41,799
Andre P. Decarie..................        --            --      112,757          13,300       $50,031       $   10,119
Richard E. Caruso, Ph.D. .........    48,000(3)   $193,275       68,985          58,765       $30,181       $   25,710

------------------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) In-the-money options are those in which the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Company's Common Stock on December 31, 1997 was $4.4375 per share.

(3) Represents the exercise of an option by Provco Leasing Corporation (of which Dr. Caruso is President), which is a wholly-owned subsidiary of Cono Industries, a corporation whose stockholders are trusts whose beneficiaries include Dr. Caruso's children.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of December 31, 1997 certain information regarding the beneficial ownership of the Common Stock by: (a) each person or entity known to the Company to own beneficially five percent or more of the outstanding shares of Common Stock, based upon Company records or Securities and Exchange Commission records; (b) each of the Company's directors; (c) each of the Named Officers; and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                                             SHARES
                                          BENEFICIALLY      PERCENTAGE
NAME OF BENEFICIAL OWNER                    OWNED(1)         OF CLASS
---------------------------------------   ------------      ----------
Richard E. Caruso, Ph.D. ..............     14,469,896(2)      48.3%
  105 Morgan Lane
  Plainsboro, NJ 08536
Trust Partnership .....................     14,358,411(3)      48.0%
  c/o Richard E. Caruso, Ph.D.
  105 Morgan Lane
  Plainsboro, NJ 08536
Frances C. Holtz ......................     14,358,411(4)      48.0%
  8111 Marshall Avenue
  Margate, NJ 08402
Union Carbide Corporation .............      3,150,561         10.5%
  39 Old Ridgebury Road
  Danbury, CT 06817
State of Wisconsin Investment Board ...      2,777,959          9.3%
  121 East Wilson Street
  Madison, WI 53703

Stuart M. Essig .......................               (5)        --

Edmund L. Zalinski, Ph.D. .............        160,000(6)        *
Andre P. Decarie ......................        112,757(7)        *
Michael D. Pierschbacher, Ph.D. .......         87,300(8)        *
George W. McKinney, III, Ph.D. ........         64,201(9)        *
William M. Goldstein, Esq. ............         36,500           *
James M. Sullivan .....................         36,500           *
Keith Bradley, Ph.D. ..................         14,200           *
Frederick V. Malek ....................         13,500           *
All directors and executive officers
  as a group (14 persons) .............     15,223,607(10)     50.2%

------------------
   * Less than one percent (1%).

 (1) Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.
                                              (Footnotes continued on next page)
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(Footnotes continued from previous page)

 (2) Includes the 14,358,411 shares of Common Stock held by Trust Partnership, a Pennsylvania general partnership of which Dr. Caruso is a partner and the President (also see footnote 3 below). Also includes 42,500 shares of Common Stock held by Provco Leasing Corporation ('Provco') of which Dr. Caruso is President. Provco is a wholly-owned subsidiary of Cono Industries, a corporation whose stockholders are trusts whose beneficiaries include Dr. Caruso's children. Also includes 68,985 shares of Common Stock issuable upon exercise of the vested portion of options held by Dr. Caruso.

 (3) The partners of Trust Partnership are Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso, Trust for Peter James Caruso (the beneficiaries of all such trusts (the 'Trusts') being Dr. Caruso's children), Dr. Caruso and Provco, each of which may be deemed to beneficially own the shares of Common Stock held by Trust Partnership; however, such partners of Trust Partnership disclaim beneficial ownership of all such shares of Common Stock except to the extent represented by their respective equity and profit participation interests in Trust Partnership.

 (4) Frances C. Holtz is a trustee of the Trusts, which collectively have a controlling interest in Trust Partnership. As such, Ms. Holtz may be deemed to beneficially own the shares of Common Stock held by Trust Partnership; however, Ms. Holtz disclaims beneficial ownership of all such shares of Common Stock.

 (5) The Option and the Unit Shares do not give Mr. Essig the right to acquire any Common Stock within 60 days of December 31, 1997, and, therefore, pursuant to the rule described in Note 1 above, he beneficially owns no shares of Common Stock of the Company.

 (6) Includes 31,250 shares of Common Stock held by the Edmund L. Zalinski Company and 18,070 shares of Common Stock held by Whitehall Court, L.P., a family limited partnership whose beneficiaries include Dr. Zalinski's children.

 (7) Represents shares of Common Stock issuable upon exercise of the vested portion of options.

 (8) Includes 8,856 shares of Common Stock held by a revocable trust of which Dr. Pierschbacher is co-trustee. Also includes 76,696 shares of Common Stock issuable upon exercise of the vested portion of outstanding options held by Dr. Pierschbacher.

 (9) Includes 42,000 shares of Common Stock issuable upon exercise of the vested portion of outstanding options held by Dr. McKinney.

(10) See Notes 2 and 5 through 9 above. Also includes 116,955 shares of Common Stock and 111,798 shares of Common Stock issuable upon exercise of the vested portion of options held by four executive officers of the Company who are not listed in the table.

                                SUMMARY OF PLAN

     The following description of the Plan, which was originally approved by the Company's stockholders on May 6, 1996, as amended pursuant to the Consent, is intended merely as a summary of its principal features and is qualified in its entirety by reference to the provisions of the Plan itself. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

     1. Number of Shares. The aggregate maximum number of shares of the Company's Common Stock for which options may be granted under the Plan is 1,500,000 shares. No Key Employee is to receive options for more than 1,000,000 shares of Common Stock over any one-year period. Both limits are subject to adjustment under the Plan for changes in the Company's capitalization. The shares issued under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

     2. Administration. The Plan is administered by the Stock Option Committee (the 'Committee'), whose members are designated by the Company's Board of Directors. Under the terms of the Plan, the Committee shall consist of at least two and no more than three directors. Each member of the Committee shall be an 'outside director' within the meaning of Treasury Regulation Section 1.162-27(e)(3) or any successor provision. The Stock Option Committee currently consists of Keith Bradley and Edmund Zalinski. The Committee has the authority to (a) select the individuals to be granted options under the Plan, (b) grant options on behalf of the Company, (c) set the date of grant and other terms of the options, including the times and the price at which options will be exercisable, and (d) correct any defect, supply any omission and reconcile any inconsistency in the Plan and in any option granted under it, and (e) establish rules and regulations for the proper administration of the Plan. The Committee may, in its discretion, accelerate the date on which an option may be exercised.

     3. Eligibility. Only Key Employees (i.e., officers, executives, and managerial employees of the Company and/or Related Corporations (as defined in the Plan)) and Associates (i.e., designated non-employee directors, consultants, and other persons providing services to the Company and/or a Related Corporation) are eligible to receive non-qualified stock options ('NQSOs') under the Plan, and only Key Employees are eligible to receive incentive stock options ('ISOs') under the Plan. As of December 31, 1997, there were approximately 55 Key Employees eligible to receive ISOs and NQSOs and approximately 140 Associates eligible to receive NQSOs. Key Employees and Associates who receive options under the Plan are hereinafter referred to as 'Optionees.'

     4. Term of Plan. No option may be granted under the Plan after March 21, 2006, although options outstanding on March 21, 2006 may extend beyond that date.

     5. Option Agreement; Restriction on Transferability. Option grants are required to be evidenced by written agreements. In connection with any option grant, the option agreement may, in the discretion of the Committee, modify or vary any of the terms of the Plan, the terms relating to the number of shares issuable upon the exercise of outstanding options, and the treatment of options upon the occurrence of certain corporate transactions, subject to certain limitations. Except with respect to any option intended to be an ISO, in the event of any inconsistency or conflict between an option agreement and the Plan, the relevant option agreement is to control. No option granted under the Plan may be transferred, except by will or the laws of descent and distribution.

     6. Term of Option. Unless otherwise provided in the applicable option agreement, all options terminate on the earlier of: (a) the expiration of the term specified in the option agreement, which may not exceed ten years; or (b) an accelerated expiration date if the Optionee's employment or service as a director or consultant terminates before the expiration of the term specified in the option agreement. Notwithstanding the foregoing, the term of an option intended to be an ISO may not exceed ten years (five years if the Optionee on the date of grant owns, directly or by attribution, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Related Corporation).

     7. Option Price. The option price for an option may not be less than 100% of the fair market value of the shares subject to the option on the date that the option is granted. If an ISO is granted to an employee who then owns, directly or by attribution, shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or a Related Corporation, the option price must be at least 110% of the fair market value of the shares on the date the option is granted.

     8. Payment. An Optionee may, in the discretion of the Committee, pay for shares of Common Stock covered by his or her option (a) in cash or its equivalent, (b) in shares of Common Stock previously acquired by the Optionee (subject to certain holding period and other requirements if such shares were acquired pursuant to a stock option), (c) in Common Stock newly acquired by an Optionee, (d) through a combination of the above, or (e) by delivering a properly executed notice of exercise of the option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the option.

     9. Amendments to Options and the Plan; Discontinuance of the Plan. The Committee may not amend an option agreement without an Optionee's consent if the amendment would materially impair the rights of the Optionee. The Board of Directors may suspend or discontinue the Plan or amend it in any respect whatsoever, except that, without the approval of the holders of a majority of the shares of the Company, no such action may be taken, with respect to ISOs, to change the class of employees eligible to participate in the Plan, increase the maximum number of shares of Common Stock with respect to which ISOs may be granted under the Plan (except as permitted under the Plan with respect to capital adjustments), or extend the duration of the Plan. In addition, shareholder approval is required for any amendment which would materially increase the benefits accruing to directors and officers (as defined in the Plan), materially increase the number of shares of Common Stock which may be issued to directors and officers, or materially modify the requirements as to eligibility for directors and officers to participate in the Plan. Shareholder approval is also required for any amendment that requires shareholder approval to comply with Treasury Regulation Section 1.162-27(e) or any successor thereto, if such compliance is intended.

     10. Tax Aspects of the Plan. Based on the advice of counsel, the Company believes that, under present Federal tax laws and regulations, the principal Federal income tax consequences to the Company and to the Optionees receiving ISOs and NQSOs pursuant to the Plan will be as follows:

     If an option is an ISO, the Optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply upon exercise. Upon an Optionee's sale of his or her shares of Common Stock (assuming that the sale occurs no earlier than two years after grant of the option and one year after exercise of the option), any gain will be taxed to the Optionee as capital gains, which will either be mid-term (if at least 12 months have elapsed since exercise) or long-term (if at least 18 months have elapsed since exercise). Currently, the maximum mid-term rate is 28% and the maximum long-term rate is 20%. If the Optionee disposes of his or her shares of Common Stock prior to the expiration of the above holding period, the Optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the Common Stock at the exercise date or the sale price of the Common Stock. Any gain or loss recognized on such a disposition of the Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain or loss. The Company will be allowed a business expense deduction to the extent the Optionee recognizes ordinary income, subject to the requirements of the Internal Revenue Code of 1986, as amended (the 'Code'), and regulations thereunder.

     An Optionee will not recognize any taxable income at the time the Optionee is granted an NQSO. However, upon exercise of the option, the Optionee will recognize ordinary income for Federal income tax purposes in an amount generally measured as the excess of the then fair market value of the shares of Common Stock over the exercise price, and the Company will be entitled to a deduction in the same amount at the time of exercise, subject to the requirements of the Code and regulations thereunder. Upon an Optionee's sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for mid-term or long-term capital gain or loss treatment if the shares of Common Stock have been held for more than 12 months or 18 months, respectively.

     Section 162(m) of the Code limits the extent to which the remuneration paid to the Chief Executive Officer and the four highest compensated executives (other than the Chief Executive Officer) (collectively, the 'Covered Employees') is deductible by a corporation when the annual remuneration for any of these officers exceeds $1,000,000 in a calendar year. Remuneration for purposes of
Section 162(m) includes cash compensation and noncash benefits paid for services (including, with respect to NQSOs, the difference between the exercise price and the market value of the stock at the time of exercise), subject to certain exclusions. A limitation of 1,000,000 shares on the maximum number of shares of Company Stock with respect to which options may be granted to an

Eligible Individual who is an employee of the Company or a Related Corporation has been included in the Plan so that (i) the spread upon exercise of NQSOs would not be treated as remuneration for purposes of the deduction limit of
Section 162(m), and (ii) if any remuneration paid to any of the Covered Employees exceeds $1,000,000 in the future, any compensation recognized upon the exercise of NQSOs granted under the Plan would be deductible by the Company. However, such exemption from the deduction limit of Section 162(m) of the Code will be available only with respect to options granted while the Plan (i) is administered by a Committee consisting of at least two directors, all of whom are 'outside directors' within the meaning of Treasury Regulation Section 1.162-27(e)(3) or any successor thereto, and (ii) satisfies the shareholder approval requirements of Treasury Regulation Section 1.162-27(e) or any successor thereto.

     The foregoing does not purport to be a complete summary of the effect of federal income taxation upon holders of options or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state, or foreign country in which an Optionee may reside.

            UNAVAILABILITY OF DISSENTER'S RIGHTS UNDER DELAWARE LAW

     The corporate actions described in this Information Statement will not afford to stockholders the opportunity to dissent from the action described therein and to receive an agreed or judicially appraised value for their shares.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Route 1024 Judiciary Plaza, 455 Street, N.W., Washington, D.C. 20549, and the following regional offices of the Commission: Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy statements and other information regarding registrants that are filed electronically with the Commission and the address of such site is: (http://www.secgov).

                           INCORPORATION BY REFERENCE

     The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference as of their respective dates and to the extent required to be included in or incorporated by reference into this Information Statement by Item 13 of Schedule 14A under the Exchange Act:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

        (iii) the Company's Current Report on Form 8-K filed with the Commission on February 3, 1998.

     The Company will furnish to record and beneficial holders of its Common Stock, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference into this Information Statement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents (or portion thereof) that this Information Statement incorporates. Requests should be submitted by telephone to (609) 275-0500 or in writing to Integra LifeSciences Corporation, 105 Morgan Lane, Plainsboro, NJ 08536. Attention: Investor Relations.